Rule 424(b)(2)
Registration No. 333-157642

Pricing Supplement dated January 18, 2012
(To Prospectus dated March 2, 2009
and Prospectus Supplement dated March 10, 2009)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the
Prospectus Supplement shall have the meanings assigned to them in the
Prospectus Supplement.

CUSIP:  89233P5W2

Principal Amount (in Specified Currency):  $72,500,000.  TMCC may increase the Principal Amount prior to the Original Issue Date but is not required to do so.
Issue Price:  100%
Initial Trade Date:  January 18, 2012
Original Issue Date:  January 23, 2012
Stated Maturity Date:  January 24, 2013

Initial Interest Rate:  An interpolated LIBOR (as described below) determined on
       January 19, 2012 plus 0.20%, accruing from January 23, 2012 (long first coupon interpolated between 3 month and 4 month LIBOR)
Interest Payment Dates:  The 24th of each April, July and October, commencing on April 24, 2012, and on the Stated Maturity Date

Net Proceeds to Issuer:  $72,391,250
Agent:  Toyota Financial Services Securities USA Corporation (“TFSS USA”)
Agent’s Discount or Commission:  0.15%
Agent’s Capacity:
    [X] Agent
    [  ] Principal

Calculation Agent:  Deutsche Bank Trust Company Americas

Interest Calculation:
[X] Regular Floating Rate Note
[  ] Inverse Floating Rate Note:
Fixed Interest Rate:
[  ] Floating Rate/Fixed Rate Note:
Fixed Interest Rate:
Fixed Rate Commencement Date:
[  ] Other Floating Rate Note
(See attached Addendum)

Interest Rate Basis:
[  ] CD Rate
[  ] CMS Rate
[  ] CMT Rate
[  ] Commercial Paper Rate
[  ] Eleventh District Cost of Funds Rate
[  ] Federal Funds Rate
[  ] Federal Funds Open Rate
[X] LIBOR
[  ] Prime Rate
[  ] Treasury Rate
[  ] Other (see attached Addendum)

If CMS:
Designated CMS Maturity Index:

If CMT:
Designated CMT Maturity Index:

Designated CMT Reuters Page:
[  ] T7051
[  ] T7052

If LIBOR:
Designated LIBOR Page:  Reuters
Index Currency:  U.S. dollars

If CD Rate or LIBOR
Index Maturity:  3 month

Spread (+/-):   +0.20%
Spread Multiplier:  N/A

Maximum Interest Rate:  N/A
Minimum Interest Rate:  N/A

Initial Interest Reset Date:  April 24, 2012
Interest Rate Reset Period:  Quarterly
Interest Reset Dates:  Each Interest Payment Date
Interest Rate Reset Cutoff Date:  N/A
Interest Determination Date:  The second London Banking Day preceding each Interest Reset Date

Day Count Convention:
[  ] 30/360
[X] Actual/360
[  ] Actual/Actual

Business Day Convention
[  ] Following
[X] Modified Following, adjusted

Business Days:  New York and London

Redemption:  Not Applicable
Redemption Date(s):
Notice of Redemption:

Repayment:  Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount:  Not Applicable
Total Amount of Original Issue Discount:
Yield to Maturity:
Initial Accrual Period:

Specified Currency:  U.S. dollars
Minimum Denomination/Minimum Incremental Denomination:  $1,000 and $1,000 increments thereafter

If a Reopening Note, check [   ], and specify:
Initial Interest Accrual Date: